Exhibit A

ESCROW AGREEMENT

ESCROW AGREEMENT (as may be amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of August 2, 2013 by and among Juniper Investment Company, LLC, a Delaware limited liability company (“Juniper”), Fifth Third Capital Holdings, LLC, a Delaware limited liability company (“Fifth Third”, and, together with Juniper, sometimes referred to individually as a “Party” and collectively as the “Parties”) and JPMorgan Chase Bank, NA (the “Escrow Agent”).

WHEREAS, pursuant to the terms of a letter agreement, dated August 2, 2013, Fifth Third has agreed to contribute certain funds (the “Contribution”) to Juniper TGX Investment Partners, LLC, a Delaware limited liability company and the indirect parent of Juniper Acquisition Corporation (“MergerCo”) in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of August 2, 2013 (as may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used in this Agreement and not defined herein shall have the meanings set forth in the Merger Agreement, provided that it is understood and agreed that the Escrow Agent shall have no knowledge of any term not defined within this Escrow Agreement), by and between MergerCo and Theragenics Corporation, a Delaware corporation; and

WHEREAS, the Parties have agreed that Fifth Third shall deposit the Contribution in escrow and wish such deposit to be subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Appointment. The Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

2. Fund. Fifth Third has deposited on the date hereof with the Escrow Agent the sum of $5,500,000.00 (the “Escrow Deposit”). The Escrow Agent hereby acknowledges receipt thereof and shall hold the Escrow Deposit and shall invest and reinvest the Escrow Deposit and the proceeds thereof (“Fund”) in a JPMorgan Money Market Deposit Account (“MMDA”) or a successor or similar investment offered by the Escrow Agent and as shall be acceptable to the Parties, unless otherwise instructed in writing by Juniper and as shall be acceptable to the Escrow Agent. An MMDA has rates of compensation that may vary from time to time as determined by the Escrow Agent based upon market conditions. The Parties recognize and agree that instructions to make any other investment (“Alternative Investment”) must be in writing and executed by an Authorized Representative (as defined in Section 3 below) of Juniper, and shall specify the type and identity of the investments to be purchased and/or sold. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent or any of its affiliates may receive compensation with respect to any Alternative Investment directed hereunder; including charging any applicable agency fee or trade execution fee in connection with each transaction. The Escrow Agent will not provide supervision, recommendations or advice relating to either the investment of moneys held in the Fund or the purchase, sale, retention or other disposition of any investment described herein, and the Escrow Agent shall not have any liability for any loss in an investment made pursuant to the terms of this Agreement. Market values, exchange rates and other valuation information (including market value, current value or notional value) of any Alternative Investment furnished in any report or statement may be obtained from third party sources and is furnished for the exclusive use of the Parties. The Escrow Agent has no responsibility whatsoever to determine the market or other value of any Alternative Investment and makes no representation or warranty, express of implied, as to the accuracy of any such valuations or that any values necessarily reflect the proceeds that may be received on the sale of an Alternative Investment. The Escrow Agent shall not have any liability for any loss sustained as a result of any investment made pursuant to the terms of this Agreement or as a result of any liquidation of any investment prior to its maturity or for the failure of an Authorized Representative of Juniper to give the Escrow Agent instructions to invest or reinvest the Fund. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. All interest or other income earned under this Agreement shall be allocated to the Party or Parties receiving a distribution from the Fund in proportion to the distribution from the Fund received by such Party or Parties and reported by the Escrow Agent to the IRS or any other taxing authority on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Deposit by the Party receiving such distribution of funds. For this purpose, a party to whom income is allocated shall provide the Escrow Agent with duly executed copies of IRS Form W-9 or IRS Form W-8 BEN (or other appropriate form) and other documents as the Escrow Agent may reasonably request. The Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. The Parties hereby represent to the Escrow Agent that no other tax reporting of any kind is required given the underlying transaction giving rise to this Agreement.

3. Disposition and Termination. On or prior to the earlier of (i) the Closing Date, and (ii) the date that the Guaranty, dated as of August 2, 2013, delivered by Juniper TGX Investment Partners, LLC to the Company is terminated or no longer in full force and effect, Juniper shall provide the Escrow Agent with a duly executed written instruction, in the manner specified in Section 3(b) hereof, specifying therein the portion of the Fund that should be distributed, by wire transfer of immediately available funds to such account or accounts as may be designated in writing by Juniper no later than two (2) Business Days prior to the date of payment.

(b) Any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Fund, must be in writing or set forth in a Portable Document Format (“PDF”), executed by Juniper as evidenced by the signatures of the person or persons signing this Agreement or one of their designated persons as set forth in Schedule 1 (each an “Authorized Representative”), and delivered to the Escrow Agent only by confirmed facsimile or attached to an email on a Business Day only at the fax number or email address set forth in Section 8 below. No instruction for or related to the transfer or distribution of the Fund shall be deemed delivered and effective unless the Escrow Agent actually shall have received it on a Business Day by facsimile or as a PDF attached to an email only at the fax number or email address set forth in Section 8 and as evidenced by a confirmed transmittal to Juniper’s transmitting fax number or email address and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder. The Escrow Agent shall not be liable to any Party or other person for reasonably refraining from acting upon any instruction for or related to the transfer or distribution of the Fund if delivered to any other fax number or email address, including a valid email address of any employee of the Escrow Agent. The Parties each acknowledge that Juniper, in connection with any disbursement from the Fund, shall first send to the Escrow Agent, and the Escrow Agent shall receive, written instruction delivered in accordance with this section, designating the account(s) and specifying the wire transfer instructions for such account(s) that are due to receive any disbursement from the Fund under this Agreement.

(c) In the event any other funds transfer instructions are set forth in a permitted instruction from Juniper in accordance with Section 3(a), the Escrow Agent is authorized to seek confirmation of such funds transfer instructions by a single telephone callback to one of the Authorized Representatives, and the Escrow Agent may rely upon the confirmation of anyone purporting to be that Authorized Representative as long as the Escrow Agent believes that such confirmation is genuine. The persons and telephone numbers designated for callbacks may be changed only in a writing executed by Authorized Representatives of Juniper and actually received by the Escrow Agent via facsimile or as attached as a PDF attached to an e-mail. No funds will be disbursed until an Authorized Representative is able to confirm such instructions by telephone callback. The Escrow Agent, any intermediary bank and the beneficiary’s bank in any funds transfer may rely upon the identifying number of the beneficiary’s bank or the intermediary bank (if applicable) included in a fund transfer instruction provided by Juniper and confirmed by an Authorized Representative.

(d) As used in this Section 3, “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth below is authorized or required by law or executive order to remain closed. The Parties acknowledge that the security procedures set forth in this Section 3 are commercially reasonable and that there are certain security, corruption, transmission error and access availability risks associated with using open networks such as the Internet and the Parties hereby expressly assume such risks.

(e) Termination. Upon delivery of the Fund by the Escrow Agent, this Agreement shall terminate automatically and without any further action by the parties hereto, subject to the provisions of Section 6.

4. The Escrow Agent. The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent has no knowledge of, nor any requirement to comply with, the terms and conditions of any other agreement between the Parties, nor shall the Escrow Agent be required to determine if any Party has complied with any other agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Agreement shall control the actions of the Escrow Agent. The Escrow Agent may conclusively rely upon any written notice, document, instruction or request delivered by the Parties believed by it to be genuine and to have been signed by an Authorized Representative(s), as applicable, without inquiry and without requiring substantiating evidence of any kind and the Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Escrow Agent’s gross negligence or willful misconduct was the cause of any direct loss to either Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. In the event the Escrow Agent receives instructions, claims or demands from any Party hereto which conflict with the provisions of this Agreement, the Escrow Agent shall be entitled either to (a) refrain from taking any action until it shall be given a written direction executed by Authorized Representatives of Juniper which eliminates such conflict or (b) file an action in interpleader. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Fund, including the Escrow Deposit nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

5. Resignation; Succession. The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to both Parties specifying a date when such resignation shall take effect (which date may not be effective prior to the expiration of such 30-day notice period). The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Fund (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, appointed by the Parties, or such other person designated by the Parties, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery, the Escrow Agent’s obligations hereunder shall cease and terminate. If prior to the effective resignation date, the Parties have failed to appoint a successor escrow agent, or to instruct the Escrow Agent to deliver the Fund to another person as provided above, at any time on or after the effective resignation date, the Escrow Agent either (a) may interplead the Fund with a court of competent jurisdiction, or (b) appoint a successor escrow agent of its own choice. Any appointment of a successor escrow agent shall be binding upon the Parties and no appointed successor escrow agent shall be deemed to be an agent of the Escrow Agent. The Escrow Agent shall deliver the Fund to any appointed successor escrow agent, at which time the Escrow Agent’s obligations under this Agreement shall cease and terminate. Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

6. Compensation. The Parties agree jointly and severally to pay the Escrow Agent upon execution of this Agreement and from time to time thereafter reasonable compensation for the services to be rendered hereunder, which unless otherwise agreed in writing by the parties hereto, shall be as described in Schedule 2.

7. Indemnification and Reimbursement. The Parties agree jointly and severally to indemnify, defend, hold harmless, pay or reimburse the Escrow Agent and its affiliates and their respective successors, assigns, directors, agents and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, costs or expenses (including the fees and expenses of outside counsel and experts and their staffs and all expense of document location, duplication and shipment)

(collectively “Losses”), arising out of or in connection with (a) the Escrow Agent’s performance of this Agreement, except to the extent that such Losses are determined by a court of competent jurisdiction through a final order to have been caused by the gross negligence, willful misconduct, or bad faith of such Indemnitee; and (b) the Escrow Agent’s following any instructions or directions from the Parties received in accordance with this Agreement, except to the extent that following any such instruction or direction is expressly forbidden by the terms herein. The obligations set forth in this Section 7 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

8. Notices. All communications hereunder shall be in writing or set forth in a PDF attached to an email, and all instructions from a Party or the Parties to the Escrow Agent shall be executed by an Authorized Representative, and shall be delivered in accordance with the terms of this Agreement by facsimile, email, overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) only to the appropriate fax number, email address, or notice address set forth for each party as follows:

If to Juniper:

Juniper Investment Company, LLC

600 Madison Avenue, 16th Floor

New York, NY 10022

Facsimile: (212) 339-8585

Email: apm@juniperfunds.com and jab@juniperfunds.com

Attention: Alexis P. Michas and John A. Bartholdson

with a copy to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, New York 10022-6069

Facsimile: (646) 848-8073

Email: eswann@shearman.com

Attention: Eliza W. Swann

If to Fifth Third:

Fifth Third Capital Holdings, LLC

c/o Fifth Third Bank

38 Fountain Square Plaza, 4th Floor

Cincinnati, OH 45263

Facsimile: (513) 534-5947

Email: scott.heberlein@53.com

Attention: Scott Heberlein

with a copy to:

Ice Miller LLP

250 West Street

Columbus, Ohio 43215

Facsimile: (614) 222-3448

Email: michael.jordan@icemiller.com

If to the Escrow Agent:

Attention: Michael Jordan

JPMorgan Chase Bank, N.A.

Escrow Services

One Chase Manhattan Plaza, 21st Floor

New York, NY 10005

Facsimile: (212) 552-2812

Email: ec.escrow@jpmorgan.com

Attention: Audrey Mohan/ Ilona Kandarova

9. Compliance with Court Orders. In the event that any of the Fund shall be attached, garnished, levied upon, or otherwise be subject to any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all such orders to the extent so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such order it shall not be liable to any of the Parties hereto or to any other person by reason of such compliance notwithstanding such order be subsequently reversed, modified, annulled, set aside or vacated.

10. Amendment. This Agreement may not be amended, and no provision hereof waived or modified, except by an instrument in writing signed by each of the parties hereto.

11. Assignment. Neither this Agreement nor any right or interest hereunder may be assigned by operation of law or otherwise by any Party without the express written consent of the Escrow Agent and the other Party (which consent may be granted or withheld in the sole discretion of Juniper or Fifth Third, as applicable) and any such assignment or attempted assignment without such consent shall be void; provided, that either Party may assign all or a portion of its rights and obligations to any Affiliates or any funds managed, advised or controlled by such Party, or any of its respective Affiliates (“Affiliated Funds”), or to entities governed by an Affiliate or an Affiliated Fund of such Party; provided, however, that, any such assignment shall not relieve such Party of its obligations hereunder. Notwithstanding anything to the contrary in this Section 11, in no event shall the Escrow Agent be obligated hereunder to (x) make any payments from the Fund directly to any assignee of any rights under this Agreement, or (y) obey any written instructions delivered pursuant hereto from an assignee of any rights under this Agreement, unless, in the case of clauses (x) and (y), such assignee has become a party to this Agreement and provided the Escrow Agent with any and all Patriot Act documentation reasonably required by the Escrow Agent.

12. Governing Law. This Agreement and the obligations hereunder will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any applicable principles of conflict of laws that would cause the Laws of another State to otherwise govern this letter agreement.

13. Jurisdiction. Each party to this Agreement, by its execution hereof, irrevocably agrees that any Legal Action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other parties hereto or their successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. Each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each party hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

14. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Legal Action arising out of or relating to this Agreement or the transactions contemplated by this Agreement. Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Legal Action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this letter agreement by, among other things, the mutual waivers and certifications in this Section 15.

15. Severability. The provisions of this Agreement are severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction.

16. Compliance. The Parties represent, warrant and covenant that each document, notice, instruction or request provided by such Party to the Escrow Agent shall comply with applicable Laws and regulations.

17. No Third Party Beneficiaries. Except as expressly provided in Section 7 hereof, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or in respect of the Fund or this Agreement.

18. Interpretation and Rules of Construction. Definitions will apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun will include the corresponding masculine, feminine and neuter forms. All references in this Agreement to Sections and Schedules refer to Sections of, and Schedules to, this Agreement unless the context requires otherwise. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The words “include,” “includes” and “including” are not limiting and will be deemed to be followed by the phrase “without limitation” except when preceded by a negative predicate. The phrases “herein,” “hereof,” “hereunder” and words of similar import will be deemed to refer to this Agreement as a whole, including the Schedules hereto, and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or Laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or Laws as from time to time amended, modified or supplemented, including (a) in the case of agreements, documents or instruments, by waiver or consent and (b) in the case of Laws, by succession of comparable successor statutes. All references in this Agreement to any particular Law will be deemed to refer also to any rules and regulations promulgated under that Law. References to a Person also refer to its predecessors and successors and permitted assigns.

19. Counterparts. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. The execution and delivery of this Agreement may be effected by facsimile or any other electronic means such as PDF files. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.

20. Force Majeure. No party to this Agreement is liable to any other party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

JUNIPER INVESTMENT COMPANY, LLC

By: /s/ John Bartholdson

Name: John Bartholdson

Title: Managing Member

[Signature Page to Escrow Agreement]

FIFTH THIRD CAPITAL HOLDINGS, LLC

By:  /s/ Vanessa Indriolo Vreeland

Name: Vanessa Indriolo Vreeland

Title: SUP & Managing Director, Priv. Equity

[Signature Page to Escrow Agreement]

JPMORGAN CHASE BANK, NA,

as the Escrow Agent

By: /s/ Ilona Kandarova

Name: Ilona Kandarova

Title: Vice President

[Signature Page to Escrow Agreement]

SCHEDULE 1

Telephone Numbers and Authorized Signatures for

Person(s) Designated to Give Instructions and Confirm Funds Transfer Instructions

For Juniper:

Name	Telephone Number	Signature
1.

2.

All instructions, including funds transfer instructions, whether transmitted by facsimile or set forth in a PDF attached to an email, must include the signature of the Authorized Representative authorizing said funds transfer.

SCHEDULE 2

Schedule of Fees for the Escrow Agent Services

Based upon our current understanding of your proposed transaction, our fee proposal is as follows:

Account Acceptance Fee                                                          Waived

Encompassing review, negotiation and execution of governing documentation, opening of the account, and completion of all due diligence documentation. Payable upon closing.

Administration Fee                                                                    $2,500.00

The Administration Fee covers our usual and customary ministerial duties, including record keeping, distributions, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Payable upon closing.

Extraordinary Services and Out-of-Pocket Expenses

Any additional services beyond our standard services as specified above, and all reasonable out-of-pocket expenses including attorney’s or accountant’s fees and expenses will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank’s then standard rate. The Escrow Agent may impose, charge, pass-through and modify fees and/or charges for any account established and services provided by the Escrow Agent, including transaction, maintenance, balance-deficiency, and service fees, agency or trade execution fees, and other charges, including those levied by any governmental authority.

Fee Disclosure & Assumptions: Please note that the fees quoted are based on a review of the transaction documents provided and an internal due diligence review. The Escrow Agent reserves the right to revise, modify, change and supplement the fees quoted herein if the assumptions underlying the activity in the account, level of balances, market volatility or conditions or other factors change from those used to set our fees, subject to the consent of the Parties, which shall not be unreasonably withheld. Payment of the invoice is due upon receipt.

The escrow deposit shall be continuously invested in a JPMorgan Chase Bank money market deposit account (“MMDA”) and have rates of compensation that may vary from time to time as determined by the Escrow Agent based upon market conditions.

Disclosures and Agreements

Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, you acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm your identity including name, address and organizational documents (“identifying information”). You agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

OFAC Disclosure. The Escrow Agent is required to act in accordance with the laws and regulations of various jurisdictions relating to the prevention of money laundering and the implementation of sanctions, including regulations issued by the U.S. Office of Foreign Assets Control. The Escrow Agent is not obligated to execute payment orders or effect any other transaction where the beneficiary or other payee is a person or entity with whom the Escrow Agent is prohibited from doing business by any law or regulation applicable to the Escrow Agent, or in any case where compliance would, in the Escrow Agent’s opinion, conflict with applicable law or banking practice or its own policies and procedures. Where the Escrow Agent does not execute a payment order or effect a transaction for such reasons, the Escrow Agent may take any action required by any law or regulation applicable to the Escrow Agent including freezing or blocking funds.

Abandoned Property. The Escrow Agent is required to act in accordance with the laws and regulations of various states relating to abandoned property and, accordingly, shall be entitled to remit dormant funds to any state as abandoned property in accordance with such laws and regulations.

THE FOLLOWING DISCLOSURES ARE REQUIRED TO BE PROVIDED UNDER APPLICABLE U.S. REGULATIONS, INCLUDING FEDERAL RESERVE REGULATION D. WHERE SPECIFIC INVESTMENTS ARE NOTED BELOW, THE DISCLOSURES APPLY ONLY TO THOSE INVESTMENTS AND NOT TO ANY OTHER INVESTMENT.

Demand Deposit Account Disclosure. The Escrow Agent is authorized, for regulatory reporting and internal accounting purposes, to divide an escrow demand deposit account maintained in the U.S. in which the Fund is held into a non-interest bearing demand deposit internal account and a non-interest bearing savings internal account, and to transfer funds on a daily basis between these internal accounts on the Escrow Agent’s general ledger in accordance with U.S. law at no cost to the Parties. The Escrow Agent will record the internal accounts and any transfers between them on the Escrow Agent’s books and records only. The internal accounts and any transfers between them will not affect the Fund, any investment or disposition of the Fund, use of the escrow demand deposit account or any other activities under this Agreement, except as described herein. The Escrow Agent will establish a target balance for the demand deposit internal account, which may change at any time. To the extent funds in the demand deposit internal account exceed the target balance, the excess will be transferred to the savings internal account, unless the maximum number of transfers from the savings internal account for that calendar month or statement cycle has already occurred. If withdrawals from the demand deposit internal account exceeds the available balance in the demand deposit internal account, funds from the savings internal account will be transferred to the demand deposit internal account up to the entire balance of available funds in the savings internal account to cover the shortfall and to replenish any target balance that the Escrow Agent has established for the demand deposit internal account. If a sixth transfer is needed during a calendar month or statement cycle, it will be for the entire balance in the savings internal account, and such funds will remain in the demand deposit internal account for the remainder of the calendar month or statement cycle.

MMDA Disclosure and Agreement. If MMDA is the investment for the escrow deposit as set forth above or anytime in the future, you acknowledge and agree that U.S. law limits the number of pre-authorized or automatic transfers or withdrawals or telephonic/electronic instructions that can be made from an MMDA to a total of six (6) per calendar month or statement cycle or similar period. The Escrow Agent is required by U.S. law to reserve the right to require at least seven (7) days notice prior to a withdrawal from a money market deposit account.

Unlawful Internet Gambling. The use of any account to conduct transactions (including the acceptance or receipt of funds through an electronic funds transfer, or by check, draft or similar instrument, or the proceeds of any of the foregoing) that are related, directly or indirectly, to unlawful Internet gambling is strictly prohibited.